Exhibit 99
Contacts:

Veronica Rosa                                                    Steve Eck
Investor Relations                                               Media Relations
610-408-7196                                                     610-408-7295
vrosa@ikon.com                                                   seck@ikon.com
--------------                                                   -------------


                         IKON OFFICE SOLUTIONS ANNOUNCES
                       FOURTH QUARTER AND YEAR END RESULTS
       Amid Industry Changes, Core Business Continues to Grow Market Share
                     Free Cash Flow Exceeds Targets for Year



Valley Forge,  Pennsylvania  - October 26, 2000 - IKON Office  Solutions  (NYSE:
IKN) today reported results for the fourth quarter and fiscal year ended September 30, 2000. Earnings for the fourth quarter ended September 30, 2000, were $18.2 million, or $.13 per share, including a gain from discontinued operations of $.01, compared to a loss for the fourth quarter ended September 30, 1999, of $(.30) per share, including a special litigation charge of $(.45) per share. Revenues for the fourth quarter were $1.37 billion, an increase of 2.2% from the prior year. Without the negative effect of foreign currency translation, revenue growth for the quarter would have been 3.2%. Free cash flow was in excess of $200 million, which exceeded the Company's target for the year of $158 million.


Fourth Quarter Results
 "The investments we have made to strengthen our field organization over the last few years are paying off and should continue to provide opportunity for IKON as the marketplace moves towards a greater focus on solutions and services," said James J. Forese, Chairman and CEO. "Compared to last year, we saw continued strength in critical areas of our base equipment business, including 10% growth in equipment revenues worldwide. Our digital equipment base continues to grow, with the placement of digital products representing 88% of total copier and printer revenues, compared to 69% a year ago. We also continue to extend our market reach toward higher-end solutions. However, during our fourth quarter, we experienced the negative impact of price pressure on equipment sales associated with current industry dynamics.



"Revenues from facilities management in IKON North America exceeded our run rate objective for the year of 25% growth, largely due to synergies created between business lines as the Company focuses on greater integration of its services."

Revenues from Net Sales, consisting of equipment revenues, technology related hardware, supplies and wholesale, grew 2.9% in the quarter compared to last year. The sale of equipment continued to be strong, particularly in IKON North America where revenue growth was 14% compared to last year, following similar results in the second and third quarters of this fiscal year. Consistent with the Company's strategy of moving toward higher-end solutions, placements of segment 3-6 equipment in IKON North America increased 9% from the prior year, led by the Ricoh 850 segment 5 digital copier and the Canon imageRUNNER 110, IKON's first segment 6 digital copier/printer offering. Moderating this growth was a decline in hardware revenues in technology services, due to a shift in customers' buying patterns for these products and the effects of restructuring actions announced during the fiscal year. Gross margins on Net Sales declined from the prior year, due primarily to increased price pressure in equipment sales.

Service & Rentals revenues, which include equipment service, outsourcing, and technology service revenues, declined approximately 1% from the prior year. This decline reflects restructuring actions taken throughout the year to streamline the Company's document production service operations as well as to close certain underperforming units providing document production services and technology services. Fourth quarter revenues were also affected by the Company's strategic shift in the service base associated with equipment sales, as well as summer seasonality. Although gross profit in equipment service was strong, gross margins in Service & Rentals overall experienced a decline due primarily to lower revenue mix from equipment service.

Finance income from the Company's leasing operations showed 26% growth year over year due to the use of on-balance sheet, asset-backed securitizations to finance new growth, as well as the continued use of leasing as a flexible offering for its customers. Since the fourth quarter of last year, the percentage of equipment internally financed by IOS Capital has increased from 66% to 72%.

Selling and Administrative expense as a percentage of revenues declined from the prior year, despite increased investments in selling in order to capture new market opportunities in higher-end segments, as well as training, branding, and up-front costs associated with implementing productivity initiatives. During the fourth quarter, the Company added 120 sales representatives, bringing the year to date count to 600 - well in excess of the Company's previously stated goal of 400-500. Approximately 46% of the Company's new hires have been added in the last two fiscal quarters.

Fiscal 2000 Results
For fiscal 2000, the Company generated net income of $29.1 million, or $.20 per share, including restructuring charges and special gains. Excluding these charges and gains, the Company generated net income of $93.1 million, or $.63 per share. This compares to fiscal 1999 net income of $92.0 million, or $.62 per share, excluding the shareholder litigation settlement charge of $(.45) per share and special gains of $.06 per share. Revenues for fiscal 2000 of $5.4 billion were essentially flat compared to the prior year, reflecting growth in focused areas of investment, particularly 8% growth in the sale of office equipment worldwide, less revenues associated with restructuring actions of approximately $100 million.

During fiscal 2000, the Company repurchased a total of 5.4 million shares under both the 1997 and 2000 stock repurchase authorizations.

Commenting on the Company's full year results, Forese said, "We had a number of key initiatives and objectives for fiscal 2000 that will enhance our ability to gain market share and share of customers through expanded services. Among these were to expand sales coverage, broaden our service offerings with e-services such as Digital Express(R) 2000, and Virtual File Room(TM), and the expansion of our higher-end product line. Our continued focus on the right product and service offerings and strong customer relationships will set us apart from others in the industry.


Near Term Outlook
"It is clear that we have been affected by competitive pressures that impact our business," Forese said. "We believe these conditions will continue into next year. Therefore, at this time, we expect our earnings for next fiscal year to be in the $.55 - $.65 per share range, based on expected revenue growth of 2-4%. We believe revenues will grow in excess of this range in our base equipment business; however, this growth will be somewhat offset by potential shifts in revenue mix as we continue to move forward with our integrated, digital solutions model.

"In addition, we will continue to focus on execution and leveraging the many investments we have already made to grow this business, and we will be making additional investments that are necessary for IKON to capture shifting and growing opportunities in new spaces, such as Digital Express(R) 2000, expanded e-commerce implementation, and execution of our network printer offering.

"IKON's strategic direction is sound. Despite industry dynamics, we are making progress and we will continue to be focused on execution," Forese said.

================================================================================
The Company will host a conference call at 10:00 a.m. Eastern Daylight Time on Thursday, Oct. 26, to review its fourth quarter results. Please call 719 457-2602 to participate. A complete replay of the conference call will be available over the Internet on IKON's investor relations home page approximately one hour after the call ends; to listen, please go to (www.ikon.com) and click on Invest in IKON.
================================================================================


IKON Office Solutions (www.ikon.com) is one of the world's leading providers of products and services that help businesses communicate. IKON provides customers with total business solutions for every office, production and outsourcing need, including copiers and printers, color solutions, distributed printing, facilities management, imaging and legal outsourcing solutions, as well as network design and consulting, application development and technology training. With fiscal 2000 revenues of $5.4 billion, IKON has approximately 900 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland, and Denmark.

This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to: statements relating to expected earnings, profit margins and revenue growth for fiscal 2001; increased equipment sales; IKON's ability to gain customers and market share and expected benefits from IKON's strategic investments and initiatives. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to, risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; managing the integration of existing and acquired companies; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON's 1999 Annual Report on Form 10-K/A filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.




                                      # # #

IKON Office Solutions, Inc.

FINANCIAL SUMMARY (in thousands, except earnings per share)

                                                                            Fourth Quarter Fiscal
                                                                      ---------------------------------
                                                                           2000               1999                  % Change
                                                                      --------------     --------------            -----------
Revenues
Net sales                                                             $      714,246     $      693,972                 2.9 %
Service and rentals                                                          569,009            577,780                (1.5)
Finance income                                                                90,191             71,860                25.5
--------------------------------------------------------------------------------------------------------
                                                                           1,373,446          1,343,612                 2.2
--------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                           482,077            458,845                 5.1
Service and rental costs                                                     344,386            341,886                 0.7
Finance interest expense                                                      44,851             34,137                31.4
Selling and administrative                                                   454,172            452,447                 0.4
Shareholder litigation settlement                                                               101,106
Reversal of restructuring accrual, net                                          (172)
--------------------------------------------------------------------------------------------------------
                                                                           1,325,314          1,388,421                (4.5)
--------------------------------------------------------------------------------------------------------

Operating income (loss)                                                       48,132            (44,809)
Gain on sale of investment                                                       451
Interest expense                                                              17,887             15,652                14.3
--------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before income taxes (benefit)        30,696            (60,461)
Income taxes (benefit)                                                        13,874            (15,476)
--------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                                      16,822            (44,985)
Discontinued operations, net of income taxes                                   1,415
--------------------------------------------------------------------------------------------------------
Net income (loss)                                                     $       18,237     $      (44,985)
                                                                        =============      =============


Basic Earnings (Loss) Per Common Share                                         $0.13             ($0.30)
                                                                        =============      =============

Diluted Earnings (Loss) Per Common Share                                       $0.13             ($0.30)
                                                                        =============      =============

Weighted Average Common Shares Outstanding, Basic                            145,375            148,958
                                                                        =============      =============

Weighted Average Common Shares Outstanding, Diluted                          145,375            148,958
                                                                        =============      =============


Operations Analysis:
      Gross profit %, net sales                                                32.5%              33.9%
      Gross profit %, service and rentals                                      39.5%              40.8%
      Gross profit %, finance subsidiaries                                     50.3%              52.5%
      Total gross profit %                                                     36.6%              37.9%
      Selling and administrative as a % of revenue                             33.1%              33.7%
      Operating income as a  % of revenue                                       3.5%                 NA

Certain prior year amounts have been reclassifed to conform with current year presentation. Fourth quarter fiscal 1999 net sales and cost of goods sold have each been decreased by $23,998 from amounts previously reported. The effect on revenue and cost of goods sold in the fourth quarter of fiscal
    2000 is $27,683. In addition, the previously reported quarters have been reclassified for the following amounts:

                                                                                2000                    1999
                                                                          ------------------      ------------------
                            Quarter ended December 31,                             $ 16,379                $ 19,696
                            Quarter ended March 31,                                  19,462                  22,671
                            Quarter ended June 30,                                   20,893                  20,177


    There was no impact on operating income, net income or earnings per share on any quarter as a result of the above.

IKON Office Solutions, Inc.

FINANCIAL SUMMARY (in thousands, except earnings per share)
EXCLUDING SPECIAL ITEMS

                                                                Fourth Quarter Fiscal
                                                       -----------------------------------------
                                                             2000       *           1999        **      % Change
                                                       -----------------      ------------------      -------------
Revenues
Net sales                                            $          714,246     $           693,972                2.9
Service and rentals                                             569,009                 577,780               (1.5)
Finance income                                                   90,191                  71,860               25.5
------------------------------------------------------------------------------------------------
                                                              1,373,446               1,343,612                2.2
------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                              482,077                 458,845                5.1
Service and rental costs                                        344,386                 341,886                0.7
Finance interest expense                                         44,851                  34,137               31.4
Selling and administrative                                      454,172                 452,447                0.4
------------------------------------------------------------------------------------------------
                                                              1,325,486               1,287,315                3.0
------------------------------------------------------------------------------------------------

Operating income                                                 47,960                  56,297              (14.8)
Interest expense                                                 17,887                  15,652               14.3
------------------------------------------------------------------------------------------------
Income before income taxes                                       30,073                  40,645              (26.0)
Income taxes                                                     13,232                  18,900              (30.0)
------------------------------------------------------------------------------------------------
Net income                                           $           16,841     $            21,745              (22.6)
                                                       =================      ==================


Basic Earnings Per Common Share                                   $0.12                   $0.15
                                                       =================      ==================

Diluted Earnings Per Common Share                                 $0.12                   $0.15
                                                       =================      ==================

Weighted Average Common Shares Outstanding, Basic               145,375                 148,958
                                                       =================      ==================

Weighted Average Common Shares Outstanding, Diluted             145,375                 149,119 ***
                                                       =================      ==================

Operations Analysis:
      Gross profit %, net sales                                   32.5%                   33.9%
      Gross profit %, service and rentals                         39.5%                   40.8%
      Gross profit %, finance subsidiaries                        50.3%                   52.5%
      Total gross profit %                                        36.6%                   37.9%
      Selling and administrative as a % of revenue                33.1%                   33.7%
      Operating income as a  % of revenue                          3.5%                    4.2%


*    Fourth quarter  fiscal 2000 excludes $451 gain on sale of investment;  $172 net reversal of restructuring  accrual and $2,526 benefit from discontinued
     operations ($1,415 after-tax).

** Fourth quarter fiscal 1999 excludes $101,106 for the shareholder litigation settlement.

*** As a result of exclusion, shares that were previously excluded because of a net loss, are now included in the diluted earnings per share calculation.

Certain prior year  amounts have been  reclassifed  to conform with current year presentation.  Fourth  quarter  fiscal  1999 net sales and cost of goods sold have each been  decreased by $23,998 from amounts  previously  reported.  The effect on revenue and cost of goods sold in the fourth quarter of fiscal 2000 is $27,683. In addition, the previously
    reported quarters have been reclassified for the following amounts:
                                                       2000                   1999
                                                 -----------------      ------------------
              Quarter ended December 31,                 $ 16,379                $ 19,696
              Quarter ended March 31,                      19,462                  22,671
              Quarter ended June 30,                       20,893                  20,177

    There was no impact on operating income, net income or earnings per share on any quarter as a result of the above.

This information is provided for additional analysis and is not intended to be a presentation in accordance with generally accepted accounting principles.

IKON Office Solutions, Inc.

FINANCIAL SUMMARY (in thousands, except earnings per share)

                                                                      Year Ended September 30,
                                                              -----------------------------------------
                                                                    2000                   1999                    % Change
                                                              -----------------      ------------------      --------------------
Revenues
Net sales                                                   $        2,794,882     $         2,778,256                0.6 %
Service and rentals                                                  2,306,783               2,360,274               (2.3)
Finance income                                                         345,280                 297,072               16.2
-------------------------------------------------------------------------------------------------------
                                                                     5,446,945               5,435,602                0.2
-------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                   1,864,318               1,861,024                0.2
Service and rental costs                                             1,393,093               1,373,097                1.5
Finance interest expense                                               167,700                 126,676               32.4
Selling and administrative                                           1,785,751               1,823,083               (2.0)
Shareholder litigation (insurance recovery) settlement                 (17,000)                101,106
Restructuring and asset impairment charge                              105,168
-------------------------------------------------------------------------------------------------------
                                                                     5,299,030               5,284,986                0.3
-------------------------------------------------------------------------------------------------------

Operating income                                                       147,915                 150,616               (1.8)
Gain on sale of investment                                               3,739
Interest expense                                                        69,821                  71,225               (2.0)
-------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes
   and extraordinary gain                                               81,833                  79,391                3.1
Income taxes                                                            55,873                  45,555               22.6
-------------------------------------------------------------------------------------------------------
Income from continuing  operations before extraordinary gain            25,960                  33,836              (23.3)
Discontinued operations, net of income taxes                             1,415
-------------------------------------------------------------------------------------------------------
Income before extraordinary gain                                        27,375                  33,836
Extraordinary gain from early extinguishment of
   debt, net of income taxes                                             1,707
-------------------------------------------------------------------------------------------------------
Net income                                                  $           29,082     $            33,836              (14.1)
                                                              =================      ==================


Basic Earnings Per Common Share                                          $0.20                   $0.23
                                                              =================      ==================

Diluted Earnings Per Common Share                                        $0.20                   $0.23
                                                              =================      ==================

Weighted Average Common Shares Outstanding, Basic                      148,207                 148,673
                                                              =================      ==================

Weighted Average Common Shares Outstanding, Diluted                    148,327                 149,003
                                                              =================      ==================


Operations Analysis:
      Gross profit %, net sales                                          33.3%                   33.0%
      Gross profit %, service and rentals                                39.6%                   41.8%
      Gross profit %, finance subsidiaries                               51.4%                   57.4%
      Total gross profit %                                               37.1%                   38.2%
      Selling and administrative as a % of revenue                       32.8%                   33.5%
      Operating income as a  % of revenue                                 2.7%                    2.8%


   Certain prior year amounts have been reclassifed to conform with current year presentation. Year ended September 30, 1999 net sales and cost of goods sold have each been decreased by $86,542 from amounts previously reported. There was no impact on operating income, net income or earnings per share as a result of the reclassifications.

IKON Office Solutions, Inc.

FINANCIAL SUMMARY (in thousands, except earnings per share)
EXCLUDING SPECIAL ITEMS

                                                                 Year Ended September 30,
                                                         -----------------------------------------
                                                               2000       *           1999        **          % Change
                                                         -----------------      ------------------      --------------------
Revenues
Net sales                                              $        2,794,882     $         2,778,256                0.6 %
Service and rentals                                             2,306,783               2,360,274               (2.3)
Finance income                                                    345,280                 282,739               22.1
--------------------------------------------------------------------------------------------------
                                                                5,446,945               5,421,269                0.5
--------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                              1,864,318               1,861,024                0.2
Service and rental costs                                        1,393,093               1,373,097                1.5
Finance interest expense                                          167,700                 126,676               32.4
Selling and administrative                                      1,785,751               1,823,083               (2.0)
--------------------------------------------------------------------------------------------------
                                                                5,210,862               5,183,880                0.5
--------------------------------------------------------------------------------------------------

Operating income                                                  236,083                 237,389               (0.6)
Interest expense                                                   69,821                  71,225               (2.0)
--------------------------------------------------------------------------------------------------
Income before taxes                                               166,262                 166,164                0.1
Income taxes                                                       73,155                  74,198               (1.4)
--------------------------------------------------------------------------------------------------
Net income                                             $           93,107     $            91,966                1.2
                                                         =================      ==================


Basic Earnings Per Common Share                                     $0.63                   $0.62
                                                         =================      ==================

Diluted Earnings Per Common Share                                   $0.63                   $0.62
                                                         =================      ==================

Weighted Average Common Shares Outstanding, Basic                 148,207                 148,673
                                                         =================      ==================

Weighted Average Common Shares Outstanding, Diluted               148,327                 149,003
                                                         =================      ==================


Operations Analysis:
      Gross profit %, net sales                                     33.3%                   33.0%
      Gross profit %, service and rentals                           39.6%                   41.8%
      Gross profit %, finance subsidiaries                          51.4%                   55.2%
      Total gross profit %                                          37.1%                   38.0%
      Selling and administrative as a % of revenue                  32.8%                   33.6%
      Operating income % of revenue                                  4.3%                    4.4%


* Fiscal 2000 excludes $3,739 gain on sale of investment, $3,049 extraordinary gain from the early retirement of debt ($1,707 after-tax), $17,000 of shareholder litigation insurance proceeds and $105,168 restructuring and asset impairment charge and $2,526 benefit from discontinued operations ($1,415 after-tax).

** Fiscal 1999 excludes $14,333 gain on asset securitization and $101,106 for the shareholder litigation settlement.

Certain prior year amounts have been reclassifed to conform with current year presentation. Year ended September 30, 1999 net sales and cost of goods sold have each been decreased by $86,542 from amounts previously reported. There was no impact on operating income, net income or earnings per share as a result of the reclassifications.

This information is provided for additional analysis and is not intended to be a presentation in accordance with generally accepted accounting principles.